UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2006

CDOOR CORP.
(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 333-128399

Delaware	20-1945139
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Room 3304, Bldg. #6, Lane 218, Wu-Zhou Road
Zhong-Huang Plaza
Shanghai, China 200080
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 011-86-21-56969868

20A Rehov Sharei Torah
Bayit Vegan, Jerusalem Israel 96387
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 21, 2006, CDoor Corp. (the “Company”) entered into a formal share purchase agreement with Wanxin Bio-Technology Limited (“Wanxin”) and all the shareholders of Wanxin (the “Share Purchase Agreement”) to acquire 100% of the issued and outstanding shares in the capital of Wanxin (the “Wanxin Capital”), a company organized under the laws of the Territory of the British Virgin Islands, through the issuance of 1,750,000 shares of common stock of the Company in aggregate to the shareholders of Wanxin on a pro rata basis in accordance with each Wanxin shareholders’ percentage of ownership in Wanxin.

Wanxin is the sole shareholder Manhing Enterprises Limited, a company organized under the laws of Hong Kong, and Manhing Enterprises Limited is the registered owner of 82% of the capital of Shanghai Wanxing Bio-pharmaceuticals Co., Ltd.

The Company’s Board of Directors approved the entering into the Share Purchase Agreement on December 21, 2006.

The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, which is attached hereto as Exhibit 10.1.

About Shanghai Wanxing Bio-pharmaceuticlas Co., Ltd.

Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. (“Shanghai Wanxing”), a company organized under the laws of China, is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Shanghai Wanxing currently has 10 products either approved or in development, which products respond to a wide range of diseases, including cancer, malaria and hepatitis.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Share Purchase Agreement, dated as of December __ 2006, by and between CDoor Corp., Wanxin Bio-Technology Limited and all the shareholders of Wanxin Bio-Technology Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CDOOR CORP.

By:	/s/ Ka Yu
Name: Ka Yu Title: Chief Executive Officer
Title

Date: December 22, 2006